Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Dan Keeney, APR
DPK Public Relations
832-467-2904
dan@keeneypr.com

ERHC Energy Inc. Reports Second Quarter 2007 Financial Results

HOUSTON, May 9, 2007– ERHC Energy Inc. (OTCBB: ERHE.OB) today reported financial results for the second fiscal quarter ended March 31, 2007.

As of March 31, 2007, ERHC reported cash assets totaling approximately $36 million.

During the three months ended March 31, 2007, ERHC’s interest income increased to $540,495, compared to $27,399 for the three months ended March 31, 2006. The increase was due to a significant cash balance related to proceeds from the sale of participation interests in Blocks 2, 3 and 4 of the Joint Development Zone (JDZ) last fiscal year.

ERHC’s net loss was $444,507, compared with a net gain of approximately $26 million for the three months ended March 31, 2006. Last year’s gain was due to receipt of proceeds from the sale of participation interests in Blocks 2, 3 and 4 of the Joint Development Zone (JDZ).

General and administrative expenses during the quarter ended March 31, 2007 decreased to $1,175,366, compared to $1,725,249 in the same period a year ago. The decrease was primarily due to a reduction in fees to consultants and related stock option expense during the three months ended March 31, 2006.

“More than a year after an infusion of cash from the sale of participation interests in several of our JDZ Blocks, ERHC Energy continues to maintain a comfortable cash position that enables us to be opportunistic,” said Acting Chief Executive Officer Nicolae Luca. “With plans to start exploratory drilling operations as early as mid-2008 in Blocks 2 and 4 of the JDZ taking shape, ERHC is looking beyond the JDZ to assess other available opportunities for feasibility of participation.”

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About ERHC Energy
ERHC Energy Inc. is a Houston-based independent oil and gas company focused on growth through high impact exploration in the highly prospective Gulf of Guinea and the development of undeveloped and marginal oil and gas fields. ERHC is committed to creating and delivering significant value for its shareholders, investors and employees, and to sustainable and profitable growth through risk balanced smart exploration, cost efficient development and high margin production.

Safe Harbor Statement
This press release of ERHC Energy Inc. (the “Company”) contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such statements may include, but are not limited to, statements concerning the Company’s future operating milestones, drilling operations, prospects, investment opportunities, cash position, financial position and financing plans, as well as other matters that are not historical facts or information.  Such statements are inherently subject to a variety of risks, assumptions and uncertainties that could cause actual results to differ materially from those anticipated, projected, expressed or implied.  A discussion of the risk factors that could impact these areas and the Company’s overall business and financial performance can be found in the Company’s reports and other filings with the Securities and Exchange Commission.  These factors include, among others, those relating to the Company’s ability to exploit its commercial interests in the JDZ and the exclusive territorial waters of Sao Tome and Principe, general economic and business conditions, changes in foreign and domestic oil and gas exploration and production activity, competition, changes in foreign, political, social and economic conditions, regulatory initiatives, compliance with governmental laws and regulations and various other matters, many of which are beyond the Company’s control.  Given these concerns, investors and analysts should not place undue reliance on forward-looking statements.  Each forward-looking statement speaks only as of the date of this press release.  The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any forward-looking statement is based.